                                  EXHIBIT 99.2



                         IN THE SUPREME COURT OF BERMUDA

                               Civil Jurisdiction

                                  2002: No. 514


                                IN THE MATTER OF

                           MUTUAL RISK MANAGEMENT LTD.

                                       and

                     IN THE MATTER OF THE COMPANIES ACT 1981

                              SCHEME OF ARRANGEMENT

                                     between

                           MUTUAL RISK MANAGEMENT LTD.

                                       and

                                SCHEME CREDITORS
                           (as defined in the Scheme)



                              EXPLANATORY STATEMENT

                                TABLE OF CONTENTS

Part I: Introduction
--------------------

1.   Definitions and Interpretation .....................................................................  4

2.   Important Notice to Scheme Creditors ...............................................................  4

3.   Executive Summary ..................................................................................  5

4.   The Company and its Advisors .......................................................................  8

5.   Key Dates and Expected Timetable ...................................................................  9

Part II: Background to the Scheme of Arrangement ........................................................

6.   What is a Scheme of Arrangement? ................................................................... 10

7.   Voting and/or Attending Scheme Meetings ............................................................ 10

8.   Court Approval and Conditions Precedent to the Effective Date ...................................... 10

Part III: Background ....................................................................................

9.   The Company ........................................................................................ 13

10.  The Board of the Company ........................................................................... 14

11.  The Board of Services .............................................................................. 15

12.  Events Leading up to Scheme ........................................................................ 15

13.  Financial Information .............................................................................. 20

14.  Sale of Core Assets ................................................................................ 20

15.  The Scheme ......................................................................................... 22

16.  Reasons for the Scheme ............................................................................. 25

17.  Creditor Considerations ............................................................................ 25

18.  The Company's Recommendation ....................................................................... 27

Part IV: Summary of the Main Provisions of the Scheme and the Plan ......................................

19.  Introduction ....................................................................................... 28

20.  Purpose of the Scheme .............................................................................. 28

21.  The Escrow Account ................................................................................. 28

22.  The Funding Account ................................................................................ 28

23.  The Priority Account ............................................................................... 29

24.  The Cash Account ................................................................................... 29

25   Distributions to Scheme Creditors .................................................................. 30

26.  Releases by Scheme Creditors ....................................................................... 32

27.  Bar Date ........................................................................................... 32

28.  Stay of Proceedings ................................................................................ 33

29.  Scheme Adjudication Procedure ...................................................................... 33

30.  Administration of the Scheme ..............................................................................  34

31.  Modifications to the Scheme ...............................................................................  34

32.  Termination of the Scheme .................................................................................  34

Part V: Definitions ............................................................................................

33.  Definitions and Interpretation ............................................................................  35

Part I:  Introduction


1.  Definitions and Interpretation

In the Explanatory Statement, unless the context otherwise requires, the expressions shall have the meanings defined herein. Capitalised terms which do not appear in this document are defined in Appendix 1 of the Scheme.

2.  Important Notice to Scheme Creditors

This Explanatory Statement has been prepared by the Company in connection with a proposed Scheme of Arrangement pursuant to section 99 of the Companies Act 1981 (the "Scheme") between the Company and certain of the Company's creditors (the "Scheme Creditors").

The information contained in this Explanatory Statement has been prepared by the Company based on information from the Company's records. Unless otherwise indicated, the statements contained in this Explanatory Statement are made as at 16 December 2002 and reflect the circumstances existing and the information of which the Company was aware at that time.

CERTAIN OF THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AS MORE PARTICULARLY REFERRED TO BELOW.

Nothing in the Explanatory Statement shall constitute any admission of fact or liability on the part of the Company with respect to any asset to which it may be entitled or any claim against it. The Company has not authorised any person to make any representations concerning the Scheme which are inconsistent with the statements contained herein, and if such representations are made they may not be relied upon as having been so authorised.

None of the contents of the Scheme or the Explanatory Statement are intended as nor do they constitute, advice given to Scheme Creditors. Scheme Creditors should seek and obtain their own advice from such professional advisors as they deem appropriate before taking any action in connection with the Scheme.

3.  Executive Summary

3.1 Without a restructuring, the Company is unable to meet its ongoing payment obligations to its Scheme Creditors.

3.2 Prior to the preparation of the Scheme, the Company entered into negotiations with representatives of its (a) lenders under a credit agreement dated 21st September 2000, as amended, between the Company, the Bank of America, N.A. as administrative agent and the other lenders thereto and (b) holders of 9 1/8% Convertible Exchangeable Debentures due 2006 (collectively the "Class A Scheme Creditors"). The Class A Scheme Creditors are secured creditors of the Company. The purpose of these negotiations was to devise a method for restructuring the debt of the Company that would allow the continuation of the profitable business conducted by certain of the Company's subsidiaries, and in particular, the insurance services companies held by MRM Services Ltd. ("Services"). As a result of these negotiations, the Company and the Class A Scheme Creditors reached agreement on the restructuring set forth in the Scheme. As set out below and in the Scheme in more detail, following the restructuring, Services and its subsidiaries will no longer be wholly-owned subsidiaries of the Company. Instead, the majority of the equity interests in Services will be owned by the Class A Scheme Creditors.

3.3 The Company will continue to exist after the restructuring, albeit with fewer assets, and will retain a minority interest in Services and a continuing interest in certain insurance companies (i.e. the Legion Companies as defined in paragraph 12.1(a)) which are currently the subject of rehabilitation and conservation proceedings in Pennsylvania and Illinois in the United States). In addition, as part of the restructuring, certain assets of direct and indirect subsidiaries of the Company, have been sold (i.e. the assets or shares of Captive

       Resources LLC, Hemisphere Management Ltd. and MRM Life Ltd.). Further, it is contemplated that, subject to regulatory approval, ownership of the IPC Companies (as defined in Appendix 1 of the Scheme) (other than Mutual Indemnity (Dublin) Ltd)will be transferred to MRM (Holdings) Ltd., a direct, wholly owned subsidiary of the Company. As at the date of this Explanatory Statement, the IPC Companies (other than Mutual Indemnity (Dublin) Ltd) are indirect subsidiaries of Services. It is also anticipated that after the Effective Date, Services will enter into an agreement with the IPC Companies to administer/manage the IPC Companies.

3.4 In the event that the regulatory approval is not obtained, the IPC Companies (other than Mutual Indemnity (Dublin) Ltd) will remain as indirect subsidiaries of Services. All other subsidiary companies currently owned through Services will, at the Effective Date, remain subsidiaries of Services. Corporate structure charts showing the Services entities prior to (assuming there is no transfer of the IPC Companies), and as at, the Effective Date (assuming the transfer of the IPC Companies) are at Appendix 12 to the Scheme.

3.5 In the event that the Scheme is approved, Class A Scheme Creditors will receive distributions of (i) cash, preferred shares and warrants to purchase common shares of the Company; (ii) preferred shares and common shares issued by Services; and (iii) New Senior Notes. The Class B Scheme Creditors (holders of the Company's Zero Coupon Convertible Exchangeable Subordinated Debentures due 2015) will receive distributions of convertible preferred shares in Services. These Distributions are more specifically set out at paragraphs 15 and 25 below The Company will pay Class C Scheme Creditors (unsecured creditors) a Pro Rata distribution of a pool of cash in the amount of US$1,111,500. In consideration of these Distributions, save where expressly provided otherwise, the Scheme will operate as an automatic release by the Scheme Creditors of the Company from its obligations in respect of the existing debt. Thereafter the Company will continue to operate as a holding company of its remaining assets, including a minority equity interest in Services and as ultimate parent of the Legion Companies (as more specifically defined at paragraph 12.1(a) below) and the IPC Companies if the transfer occurs prior to the Effective Date.

3.6 After the Effective Date of the Scheme, the Company will own approximately 20% of the common shares of Services on a diluted basis. However, because certain of the securities being issued to the Class A Scheme Creditors contain limitations on the Company's ability to make dividends to the Company's common shareholders until and unless the Class A Scheme Creditors have received payments aggregating US$209.6 million in liquidation preference on their preferred shares and in principal on the New Senior Notes (together with dividends and interest as provided for in the Series A Preferred Shares of Services and under the New Term Loan Agreement at Appendices 5 and 7), the Company's common shareholders will not realize value from the Company's equity interests in Services and the Legion Companies until such amounts have been paid. In particular, the Company is prohibited from paying dividends to its common shareholders until payments aggregating US$209.6 million (plus dividends and interest) have been made to the Class A Scheme Creditors, except for a dividend under limited circumstances. As provided by the Scheme, the Company may be permitted to pay a dividend to its common shareholders of no more than 5% of any amounts in excess of US$100 million received from the Legion Companies, so long as no default, event of default, or voting rights triggering event has occurred and is continuing in respect of certain of the preferred shares and the New Senior Notes to be received by the Class A Scheme Creditors under the Scheme. The US$100 million threshold may be subject to reduction in certain limited circumstances. As at 31st December 2001, under generally accepted accounting principles in the United States, the Legion Companies had capital and surplus of approximately US$450 million. This surplus, however, may have been significantly impaired by the rehabilitation and liquidation proceedings of the Legion Companies (see paragraph 12 below). The Company's carrying value of its investment in the Legion Companies was reduced to US$Nil in the first quarter of 2002.

3.7 If the Scheme is not approved, the proposed restructuring will not be implemented. If no alternatives can be pursued, the Company will have to proceed to a full liquidation in Bermuda. The financial implications of a liquidation are set out in the liquidation analysis which appears as Appendix 10 to the Scheme. In the event of a liquidation, Class A Scheme Creditors would likely receive substantially all of the assets of the Company, although less than the value of their Distributions under the Scheme, while Class B Scheme Creditors and Class C Scheme Creditors would receive no distribution. Therefore, all classes of creditors are likely to receive greater distributions under the Scheme than in a liquidation.

3.8 If sanctioned, the Scheme will bind all Scheme Creditors as of and after the Effective Date. Services, MSL (US) Ltd. ("MSL") and Mutual Group, Ltd. have agreed to appear by counsel at the hearing in the Court for sanction of the Scheme, and will undertake to the Court to be bound in respect of their obligations under the Scheme. Under the Scheme, and unless waived by the Class A Scheme Creditors, Mutual Group, Ltd. will be reaffirming its obligations, to the extent such obligations existed prior to the filing of the Scheme and as modified by the Letter Agreement, to the Class A Scheme Creditors. Under the Scheme, it is presently anticipated that MSL will be a co-borrower, along with Services, under the New Term Loan Agreement. The Company and the Class A Scheme Creditors have agreed, however, that in the event that the Company, after consultation with the holders of Class A Scheme Creditors who after the Effective Date would constitute the Required Lenders, determines that the inclusion of MSL as a co-borrower would be materially adverse to the interest of Services and its subsidiaries, Services will be sole borrower under the New Term Loan.

3.9 The Company has formed the view that the Scheme is desirable in order to implement the restructuring and it is in the best interests of the Company and its Scheme Creditors.

3.10   The purpose of this Explanatory Statement is:

       (a) to provide background information in relation to the Company and its recent history; and

       (b)  to explain some of the provisions of the Scheme;

       in order to allow Scheme Creditors to reach an informed decision on whether to vote in favour of the Scheme, in person or by proxy, at the forthcoming Scheme Meetings.

4.  The Company and its Advisors

The Company:

44 Church Street
Hamilton HM 12
Bermuda
Fax: 441 292 1687

Legal Advisors to the Company:

Conyers Dill & Pearman
Clarendon House
2 Church Street
Hamilton HM CX
Bermuda
Fax: 441 295 6972

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019-6092
USA
Fax: 212 259 6333

Financial Advisors to the Company:

Greenhill & Co., LLC
300 Park Avenue
23/rd/ Floor
New York, New York 10022
USA
Fax: 212 389 1789

5.  Key Dates and Expected Timetable

      Deadline for return of Proxy and Voting Claim Forms                         31/th/ January 2003
      for use at the Scheme Meetings
      of Scheme Creditors

      Scheme Meetings of Scheme Creditors                                         5th February 2003

      Notification to Scheme Creditors of results of Scheme                       5/th/6/th/ February  2003
      Meetings

      Court Hearing of the Petition to sanction the Scheme                        14/th/ February 2003

      Court Hearing of the Application for Order of the United States
      Bankruptcy Court granting permanent injunction under section 304 of the
      United States Bankruptcy Code                                               After Sanction, before
                                                                                  Effective Date


      Earliest Effective Date of the Scheme                                       mid-March 2003


All of these dates (with the exception of the first) are provisional and subject to revision.

Scheme Creditors will be advised of any changes to the date of the Scheme Meetings of Scheme Creditors by advertisement. They will be informed at the Scheme Meetings and in the notice of results of the Scheme Meetings, of any changes to the dates of the Court hearing of the Petition to sanction the Scheme or the application under the United States Bankruptcy Code.

If held on the above dates, the Scheme Meetings or the Court hearing may be adjourned from time to time by oral notice given at the Scheme Meetings or the Court hearing, without giving additional notice (unless so ordered by the Bermuda Court or the United States Bankruptcy Court). Scheme Creditors may contact the Company (attn: Angus H Ayliffe), Conyers Dill & Pearman (attn: Robin Mayor) or Dewey Ballantine LLP (attn: Marc Hirschfield) at the addresses provided in paragraph 4 above, to obtain information regarding any changes to the anticipated dates of the Scheme.

Part II :     Background to the Scheme of Arrangement

6.  What is a Scheme of Arrangement?

A scheme of arrangement is a compromise or arrangement between a company and some or all of its creditors governed by section 99 of the Companies Act 1981 of Bermuda (the "Act"). A scheme becomes binding on creditors when:

         1. a majority in number of those voting in each class, in person or by proxy, representing three-quarters in value of those voting in each class of creditors vote in favour of the scheme at a meeting specially convened for the purpose; and

         2.   the Court subsequently makes an order sanctioning the Scheme; and

         3. a copy of that order is delivered to the Registrar of Companies in Bermuda (the "Registrar").


7.  Voting and/or Attending Scheme Meetings

7.1 The Company will send to each known Scheme Creditor a Proxy /Voting Claim Form (the "Form") at the last known address of such Scheme Creditor. Instructions for completing the Form will be provided with the Form itself. Each Scheme Creditor will be entitled to vote the value of the claim which is submitted on the Form provided the value is agreed between the Scheme Creditor and the Company or, if not so agreed, at such value as may be assigned the claim by the Chairman of the Scheme Meetings. Thus if a value cannot be agreed between the Company and the creditor, the Chairman may place such estimated minimum value as he deems appropriate, being a minimum of US$1.00, which estimate will be used for the purpose of calculating that Scheme Creditor's vote at the Scheme Meeting. The Chairman is the person appointed by the Bermuda Court at the directions hearing required to convene these meetings. David Ezekiel has been designated the Chairman of the Scheme Meetings by the Bermuda Court. However, if Mr Ezekiel is unavailable, the Court has designated Angus H Ayliffe, to act as Chairman of the Scheme Meetings.

7.2 A notice convening the Scheme Meetings of Scheme Creditors appears attached to this document. The Scheme Meetings are scheduled to take place on 5th February 2003 at the offices of the Company at 44 Church Street, Hamilton HM 12, Bermuda commencing with the Class A Scheme Creditors Court Meeting at 11.00 am (Bermuda time) and with the Class B and C Scheme Creditors Scheme Meetings following at 11.30 am and 12.00 noon (Bermuda time) respectively (or so soon thereafter as the prior Scheme Meeting has been completed). A Scheme Creditor may either attend the relevant Scheme Meeting in person or may vote by proxy.

7.3 The Company recommends that Scheme Creditors vote in favour of the Scheme by checking the box marked "Accept" on the Form (details of which are set out below).

7.4 With this document Scheme Creditors will find the Form which is to be used for voting. Please read the instructions attached to the Form carefully. If you complete the "Special Proxy" portion of the Form by checking the box to accept the Scheme, you will be appointing the Chairman of the Scheme Meetings to vote on your behalf in favour of the Scheme. Alternatively, by checking the box to reject the Scheme, you will be voting against the Scheme and appointing the Chairman of the Scheme Meetings to vote on your behalf against the Scheme. As set out in paragraph 7.1, the Chairman is the person appointed by the Court at the directions hearing required to convene these meetings.

7.5 Alternatively, Scheme Creditors may complete the "General Proxy" portion of the Form which allows the person they have appointed as their proxy to vote at his/her discretion. SHOULD SCHEME CREDITORS ELECT TO COMPLETE THE GENERAL PROXY DO NOT APPOINT THE CHAIRMAN OR THEIR VOTE WILL NOT BE COUNTED. The Chairman of the Scheme Meetings will abstain if appointed as a general proxy.

7.6 Whether or not a Scheme Creditor intends to appoint a proxy to attend the Scheme Meetings on its behalf, the Scheme Creditor should complete the voting part of the Form in accordance with the instructions given and return the completed original as soon as possible and in any event so that it is received by the Company not later than 3.00 pm (Bermuda time) on 31/th/ January 2003 at 44 Church Street, Hamilton HM 12, Bermuda (attn: Angus H Ayliffe). Faxed Forms will be not be accepted.

7.7 Appointing a proxy will not prevent any Scheme Creditor from attending and voting in person at the Scheme Meetings should it wish to do so. However, a proxy will not be allowed to vote if the Scheme Creditor attends and votes in person.

7.8 With respect to the voting part of the Form, please complete this by filling in the amount of your claim, identifying if it is presently due or if it is contingent and any security held in respect of the claim. Detailed back up information is required to support your claim.

PLEASE READ THE INSTRUCTIONS CAREFULLY BEFORE COMPLETING THE PROXY/VOTING CLAIM

FORM. FAILURE TO COMPLETE THE FORM PROPERLY WILL RESULT IN YOUR VOTE BEING

DISALLOWED.

7.9    Corporate Representatives

Scheme Creditors who are entitled to vote may, if they wish, attend and vote at a Scheme Meeting in person, instead of appointing a proxy or completing and returning the Form. If a Scheme Creditor is a corporation, it must appoint an individual to attend a Scheme Meeting as its representative if it wishes to attend the Scheme Meeting in person. To vote at a Scheme Meeting, the representative must produce a form of appointment evidencing that he or she is authorised to act as the corporation's representative at the relevant Scheme Meeting. In the event that the Chairman is not satisfied that the evidence produced satisfactorily authorizes the individual to act as corporate representative, that individual will not be entitled to vote on behalf of the Scheme Creditor he/she purports to represent at the Scheme Meeting.

8.  Court Approval and Conditions Precedent to the Effective Date

8.1 Bermuda law imposes a number of requirements in order for the proposed reorganisation to proceed. In particular, the Scheme must be approved at each Scheme Meeting by the requisite majority of those Scheme Creditors entitled to vote at such Scheme Meeting. If the Scheme is so approved, the Company must then petition the Court to sanction the Scheme. The Court may impose such conditions as it thinks fit to the Scheme but cannot impose any material changes. In order for the Scheme to become effective, a copy of the order sanctioning the Scheme must be delivered to the Registrar.

8.2 The Company has assets in the United States and the majority of its creditors are also located in that jurisdiction. Under the circumstances, the Company has been advised that it would be prudent to seek a permanent injunction under Section 304 of the United States Bankruptcy Code. Therefore, in furtherance of the proposed reorganization, the Company intends to file an application in the United States Bankruptcy Court (the "Bankruptcy Court") for a permanent injunction under Section 304 of the United States Bankruptcy Code enjoining and prohibiting all persons from taking or continuing any action in the United States that is contrary to, or inconsistent with, the provisions of the Scheme (the "Section 304 Order"). The Company will request that, among other things, the Section 304 Order give full force and effect to the Scheme in the United States. A draft of the proposed Section 304 Order is included as Appendix 11 to the Scheme. David Ezekiel has been designated as Foreign Representative by the Bermuda Court for the purpose of seeking such relief.

8.3 Prior to seeking the entry of the Section 304 Order, the Company intends to seek from the Bankruptcy Court the entry of a temporary restraining order and preliminary injunction prohibiting Scheme Creditors from taking certain actions which would or could have the effect of interfering with the implementation of the Scheme.

8.4 The Scheme provides that it is a condition precedent to the Scheme becoming effective that the Bankruptcy Court enter the Section 304 Order and that such order become final and non-appealable. However, in the event that such condition has not been met, the Scheme provides in clause 10.1(a) that the order of the Bermuda Court sanctioning the Scheme may nevertheless be delivered to the Registrar if the Company determines, with the consent of the holders of Class A Scheme Creditors who, on and after the Effective Date, would constitute Required Lenders of the New Senior Notes to be issued in conjunction with the Scheme, that it is in the best interests of Scheme Creditors, and in the event that a surplus of assets remains after paying all Scheme Creditors, the shareholders of the Company, to proceed with the delivery of the order sanctioning the Scheme to the Registrar of Companies in the absence of the Section 304 Order.

8.5 In exercising its discretion as to whether to proceed with the delivery of the Court Order in the absence of the Section 304 Order, it is envisaged that the Company will review the advantages and disadvantages of so proceeding taking into account what is in the best interests of Scheme Creditors as a whole and, in the event that a surplus of assets will remain after paying all Scheme Creditors, the shareholders of the Company.

8.6 In addition to the foregoing condition precedent, it is also a condition precedent to the effectiveness of the Scheme that each Class A Scheme Creditor has delivered to the Company an executed Release and has signed the Letter Agreement.

8.7    Thus the Scheme will become effective if each of the following occurs:
       (i) the Scheme is sanctioned by the Court, (ii) the Section 304 Order is entered and it becomes final and non-appealable (or such requirement is waived in accordance with the terms of the Scheme), (iii) the Release and the Letter Agreement have been executed by each Class A Scheme Creditor and delivered to the Company, and (iv) a copy of the order of the Court sanctioning the Scheme has been delivered to the Registrar. Once effective, the Scheme binds all Scheme Creditors including those who voted against the Scheme or who did not vote.

8.8 Once the Scheme becomes effective, and after all Distributions have been made, the Scheme will be terminated. The Company will continue to operate as a holding Company. If the Scheme is sanctioned by the Court and the
       Section 304 Order granted, it is expected that the earliest possible time that the Scheme could become effective is mid-March 2003.

PART III:  BACKGROUND

9.  The Company

9.1 The Company was incorporated on 5/th/ September 1977 as an exempted company in the name of A.E.C. Professional Services, Limited under the provisions of the Companies (Incorporation by Registration) Act 1970. The Company changed its name to Aneco Risk Management Company Ltd. on 5/th/ February 1982 and to Mutual Risk Management Ltd. on 5/th/ June 1985. The registered office of the Company is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

9.2 The Company is a publicly held Company which, until 16/th/ May 2002, was listed on the New York Stock Exchange. The authorised share capital of the Company is US$24,751,835 divided into: (i) 180 million common shares of par value $0.01 each; (ii) 2,951,835 Series B Non-Voting Redeemable Preferred Shares of $1.00 each; and (iii) US$20,000,000 of preferred shares.

9.3 The Company's principal function is to act as a holding company for a group of companies whose businesses include insurance, captive management, insurance broking and other financial services (the "MRM Group"). Corporate organisational charts showing the Company subsidiaries appear in Appendix 12 to the Scheme.

9.4 A copy of the Company's Annual Report on Form 10-K for the year ended 31/st/ December 2001, as amended, filed with the United States Securities and Exchange Commission ("SEC"), is available at the offices of the Company upon request or can be obtained from the SEC website at www.sec.gov. This filing provides a review of the Company's financial position for the period indicated and includes audited consolidated accounts for the MRM Group.

10. The Board of the Company

10.1   The Company's board of directors currently consists of two individuals:
       David Ezekiel and Paul Scope. On 18/th/ October 2002 Mr David Ezekiel, who had not previously been a director, was appointed a director of the Company and on the same day each of the following people, who were directors, gave notice of their respective resignations as members of the board effective 19/th/ October 2002: Roger E Dailey, Arthur E Engel, Richard G Turner, Joseph D Sargent, Norman L Rosenthal and Dr Jerry Rosenbloom (the "Outgoing Directors"). These resignations were as a result of the Company's inability to secure ongoing directors and officers liability insurance in an amount and on terms acceptable to the Outgoing Directors. On 31/st/ October 2002, the board (then comprised of Mr Mulderig and Mr Ezekiel) appointed Mr Paul Scope as a director. Mr Mulderig resigned as a director and chief executive officer of the Company on 31/st/ October 2002. Mr Mulderig has, with effect from 31/st/ October 2002, retired from the MRM Group and no longer holds any office, directorships or other positions within the MRM Group.

10.2 On 16/th/ October 2002, the board of directors (consisting of the Outgoing Directors and Mr Mulderig) approved the Scheme in principle, subject to clarification of several outstanding issues. On 7/th/ November 2002 the board of the Company (then comprised of Mr Ezekiel and Mr Scope) approved the then draft of the Scheme and authorised the filing of the proceedings subject to approval of any further substantive changes. On 16/th/ December 2002 the board approved the version of the Scheme to be filed with the Court.

10.3 As at the date of this document neither Mr Ezekiel nor Mr Scope is a Scheme Creditor. Mr Ezekiel owns 466,883 shares of the Company representing less than 1.2% of the total shares outstanding. Mr Ezekiel is President and Managing Director of International Advisory Services Ltd. and a director of the Park Group Limited, both indirect subsidiaries of the Company. Mr Scope is also a director of indirect subsidiaries of the Company, namely Park (Bermuda) Ltd. and the Park Group Ltd. Both Mr Ezekiel and Mr Scope are directors of Services.

10.4 The Company's bye-laws contain a provision indemnifying the directors and officers in respect of all acts taken, and omissions made, by them in the carrying out of their duties as Directors, save in circumstances where they acted fraudulently or dishonestly. Such indemnification will continue after the effectiveness of the Scheme. The Company has now secured directors and officers liability insurance to replace the expired policy referred to in 10.1 above.

10.5   The following are officers of the Company:

         Chairman/Chief Executive Officer            David Ezekiel

         Deputy Chairman                                             Paul Scope
         Chief Financial Officer and Secretary       Angus H Ayliffe
         General Counsel and Senior Vice President Richard O'Brien
         Assistant Vice President                              Colin Alexander

10.6 Messrs. O'Brien, Watson and Ayliffe own shares in the Company in the aggregate representing less than 1% of the total shareholding.

10.7 From and after the Effective Date of the Scheme, it is intended that the Board will be responsible for the appointment of such officers and employees as are required to carry out the day to day operations of the Company.

11.    The Board of Services

11.1 Mr Ezekiel and Mr Scope are also directors, and President/Chief Executive Officer and Vice President respectively, of Services. They are the only two directors of Services as at the date of this Explanatory Statement. Following the Effective Date of the Scheme, it is intended that the Board of Services will be made up of 5 directors one of whom will be Mr Ezekiel. The remaining directors will be nominated by the Class A Scheme Creditors when they have become the shareholders of Services.

11.2 When the Scheme becomes effective, Mr Ezekiel will be entitled to participate in any management incentive plan which Services may put in place on or after the Effective Date.

12.    Events Leading up to the Scheme

12.1 The Company is presently facing certain challenges that necessitate consideration of a reorganisation of its existing debt. A series of events led to the Company's present position:

       a) In February 2001, the Company announced an operating loss of US$32.9 million for the fourth quarter of 2000. This loss arose on account of a fourth quarter 2000 after tax charge of $46.1 million primarily related to provisions in respect of reinsurance receivables in the Company's program business segment. As a result of this charge, A.M. Best & Co. placed the A- (Excellent) rating of the Company's U.S. insurance subsidiaries, Legion Indemnity Co., Legion Insurance Company and Villanova Insurance Co. (the "Legion Companies") under review with a negative outlook. To address these concerns the Company sought to raise additional capital to support the Legion Companies.

       b) In April 2001, the efforts to raise additional capital were completed by the issuance of US$142.5 million of convertible debentures, of which US$112.5 million represented additional capital, to a group led by XL Capital Ltd. On completion of this transaction, A.M. Best & Co. reaffirmed the A- (Excellent) rating of the Legion Companies.

       c) Events of 11/th/ September 2001 resulted in a general concern regarding the solvency of the reinsurance market. The Company was not immune from these concerns given its significant exposure to the reinsurance market. In addition the events of 11th September directly added approximately US$140 million to the Company's reinsurance exposure.

       d) In December 2001, the Company announced that it anticipated US$30 million in losses in the fourth quarter of 2001 due to the adverse development on loss reserves at the Legion Companies. Further detailed information with respect to this can be obtained from the Company's Form 10-K filing for the year ended 31st December 2001. As a result of the announcement, A.M. Best & Co. again placed the A- (Excellent) rating of the Legion Companies under review with negative implications. The Company received limited waivers of the events of defaults arising from these losses from its bank lenders and holders of its convertible debentures.

       e) In January 2002, the Company began preparing for a proposed public offering to raise further capital. It was intended that this public offering would take place immediately after the release of the full year 2001 results in mid February 2002.

       f) In February 2002, the Company was forced to delay the release of its year end results due to the need for an adjustment to the carrying value of its US deferred tax asset. Thereafter, the Company announced a US$100 million loss for the year ended 31st December 2001. A.M. Best & Co downgraded the Legion Companies from A- (Excellent) to B (Fair) with a negative outlook. The losses in the fourth quarter of 2001 rendered the Company in default under the terms of its bank debt and convertible debentures.

       g) On 20 February 2002 the Company retained Greenhill & Co., LLC ("Greenhill") as its financial advisors.

       h) On April 1, 2002, Legion Insurance Company and Villanova Insurance Company consented to a court order placing those companies in rehabilitation under the control of the Pennsylvania Insurance Department (the "Rehabilitator"). This was necessary in light of anticipated cash flow problems principally caused by disputes with reinsurers, downgrading by the rating agency and the inevitable resulting downturn in business.

       i) Subsequently, negotiations were undertaken by certain subsidiaries of the Company, including Mutual Indemnity (Bermuda) Limited, Mutual Indemnity Ltd., Mutual Indemnity (US) Ltd., Mutual Indemnity (Barbados) Ltd. and Mutual Indemnity (Dublin) Ltd. (collectively, the "IPC Insurance Companies"), to commute the majority of the business written through the Legion Companies and the IPC Insurance Companies. After an agreement was reached, but before the commutation was concluded, the Rehabilitator filed petitions in the Pennsylvania Court seeking to liquidate Legion Insurance Company and Villanova Insurance Company. The application to liquidate the companies is being contested by the MRM Group and contested hearings have taken place on the liquidation before a judge of the Pennsylvania Court. As at the date of this Explanatory Statement, the judge has not rendered her decision.

       j) On 26/th/ November 2002, the judge granted the application of Legion Insurance Company and Villanova Insurance Company and ordered the Rehabilitator to complete the commutation as originally agreed. It is anticipated that all conditions imposed by the judge in her ruling will be completed by 31st December 2002. The judge also required the Rehabilitator to pay the reasonable costs of the IPC Insurance Companies incurred in the proceedings.

       k) The Illinois Director of Insurance has also commenced proceedings to liquidate Legion Indemnity Company. Legion Indemnity Company and the MRM Group are contesting the application to liquidate and the hearings commenced on 6/th/ December 2002 before a judge of the Illinois Court.

       l) Between 7/th/ June 2002 and 19/th/ July 2002, five substantially identical class action lawsuits were filed against the Company, Robert Mulderig, James C Kelly and Andrew Cook (both former chief financial officers of the Company) in the Federal District Court for the Southern District of California (the "Class Action Complaints"). The Class Action Complaints allege violations of the United States federal securities laws, specifically Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Class Action Complaints are purportedly brought on behalf of all individuals who acquired the publicly traded equity securities of the Company during the period from 16/th/ February 2000 to 2/nd/ April 2000 (the "Class Period"). The plaintiffs allege that the defendants disseminated financial statements that were materially false and misleading and that failed to comply with generally accepted accounting principles for each of the quarters in the Class Period, and for the years ended 31/st/ December 2000 and 2001. The Class Action Complaints seek to recover compensatory damages and costs and expenses associated with the litigation. The Company believes the allegations in the Class Action Complaints to be without merit and the Company intends to vigorously defend itself. The five actions have been consolidated for the purposes of the litigation.

       m) On 13/th/ August 2002, plaintiff Peter Britnell filed a stockholder derivative action in California Superior Court (County of San Diego) on behalf of the Company against eighteen former officers and directors of the Company (the "Britnell Complaint"). The complaint largely repeats the allegations set forth in the Class Action Complaints and asserts claims for breach of fiduciary duties, abuse of control, gross mismanagement and unjust enrichment. The Britnell Complaint does not seek relief from the Company.

       n) On 23/rd/ August 2002, plaintiff Raymond Schmidt filed a similar stockholder derivative action in the Federal District Court for the Southern District of California on behalf of the Company against eighteen former officers and directors of the Company (the "Schmidt Complaint"). As with the Britnell Complaint, the Schmidt Complaint largely repeats the allegations set forth in the Class Action Complaints and asserts claims for breach of fiduciary duties, abuse of control, gross mismanagement and unjust enrichment. The Schmidt Complaint also does not seek relief from the Company itself.

       o) On 23/rd/ August 2002, plaintiff Walter Wilson filed a similar stockholder derivative action, also in California Superior Court (County of San Diego) on behalf of the Company against the same eighteen former officers and directors of the Company (the "Wilson Complaint"). The Wilson Complaint also largely repeats the allegations set forth in the Class Action Complaints (referred to above) and asserts claims for breach of fiduciary duties, "abuse of control", gross mismanagement and unjust enrichment. The Wilson Complaint also does not seek relief from the Company itself. The Britnell and Wilson Complaints have been consolidated for purposes of litigation.

       p) On 19/th/ September 2002 the Rehabilitator filed complaints on behalf of Legion Insurance Company and Villanova Insurance Company in Pennsylvania against Mutual Indemnity Ltd., Mutual Indemnity (US) Ltd., Mutual Indemnity (Bermuda) Ltd. and Mutual Group Indemnity (Barbados) Ltd. (sic) (collectively, the "Mutual Defendants"), seeking a declaration that in excess of US$10 million in charges and costs paid by Legion and Villanova is now due and owing from the Mutual Defendants to the Legion Companies. The complaints also seek an order from the court requiring the Mutual Defendants to provide a further US$270 million as collateral in respect of funds to be collected by the Mutual Defendants from policyholders in respect of the deductible reimbursement policy programmes written by the Mutual Defendants. Both claims are based upon the allegation that Legion and Villanova are intended beneficiaries of the deductible reimbursement policies between the Mutual Defendants and various insureds and therefore are entitled to collateral of the insureds held by the Mutual Defendants under conversion, breach of contract and constructive trust theories.

       q) In October 2002, a majority of the Class A Scheme Creditors agreed that the Company's guarantee of a performance bond provided by Greenwich Insurance Company in favour of one of the Legion Companies would be cancelled and the obligation under that guarantee would be assumed by Services. Greenwich would, but for this arrangement, be entitled to claim as a Class C Scheme Creditor and participate in the distributions to Class C Scheme Creditors in so far as their Class C Claim was adjudicated an Allowed Scheme Claim. Due to this arrangement however, Greenwich continues to provide the performance bond, which is now guaranteed by Services instead of the Company. Greenwich is an indirect subsidiary of XL Capital Ltd. XL Capital Ltd. is an affiliate of XL Insurance (Bermuda) Ltd., a Class A Scheme Creditor.

       r) On 17/th/ October 2002, the firm of Black and Gerngross, which represents the Rehabilitator gave notice to, among others, the Company and its subsidiaries and many of its present and former officers, directors and employees of certain events, facts, situations and circumstances that contributed to or caused the insolvency of Legion and Villanova (the "17/th/ October Notice Letter"). The 17/th/ October Notice Letter states that the events referenced in that letter involved breaches of fiduciary duties and professional obligations, negligence , violations of law and statute and failure to investigate and/or report breaches of fiduciary duty and/or violations of applicable law of others.

       s) The Rehabilitator has now commenced actions against a number of current and former officers and directors of the Company in the Commonwealth Court for the Commonwealth of Pennsylvania. While Writs of Summons have been issued to several of the defendants in those actions, the Commissioner has not yet filed a complaint in the actions.

       t) On 28/th/ October 2002, a case was filed in the United States District Court for the District of New Jersey by Ajax Enterprises against various of the MRM Group companies and individual directors and/or officers (the "Ajax Action"). The Ajax Action arises out of a purported shareholder agreement between Ajax Enterprises and two of the MRM Group companies and seeks an accounting of monies that the MRM Group companies are allegedly holding on behalf of Ajax Enterprises. The Ajax Action requests the court to impose a constructive trust and equitable lien over the assets of certain MRM Group companies named in the complaint and pierce the corporate veil with respect to certain other companies in the MRM Group. There are other allegations contained in the complaint which seeks an unspecified amount of compensatory damages and legal fees and costs.

       u) On 31/st/ October 2002, 65% of the Class B Scheme Claims (owned by Oppenheimer Funds) were sold to Wachovia Capital Partners, a Class A Scheme Creditor.

       v) Throughout the period from December 2001 to date, the Company sought specialist legal and financial advice to determine how best to provide maximum value to all parties in interest by ensuring that the profitable businesses of the Company continue to operate free from debt.

13.    Financial Information

13.1 On 8/th/ November 2002 the Company filed its annual report on Form 10-K for the year ended 31/st/ December 2001 with the United States Securities and Exchange Commission ("SEC"). This Form 10-K can be accessed through the website of the SEC: www.sec.gov. The Form 10-K contains audited statements for the year ended 31/st/ December 2001. The Company's reports on Form 10-Q, which are required to be filed quarterly, have not yet been filed in respect of the first three quarters of 2002. The management accounts for the period ended 31/st/ March 2002 have been prepared and are at Appendix 9 to the Scheme but they have not yet been reviewed by the Company's auditors such that they can form part of a formal 10-Q filing. The management accounts are subject to change following review by the auditors. Based on these accounts, the Company is clearly insolvent. The Company does not believe that there have been any developments since 31/st/ March 2002 which could render the Company solvent. The events set out in the preceding sections of this Explanatory Statement indicate that the Company's financial position has likely worsened since that date.

13.2 In preparation for a reorganisation, Greenhill prepared a liquidation analysis for the Company on a stand alone basis. This analysis is based on financial information provided by the Company (principally from the 31/st/ March 2002 management accounts). A copy of the analysis appears at Appendix 10 to the Scheme. It shows that without a reorganisation, the Class A Scheme Creditors would receive a liquidation distribution of approximately 10%, and Class B and Class C Scheme Creditors would not receive any distributions.

14.    Sale of Core Assets

14.1 The Company, with the assistance of Greenhill, commenced negotiations with certain of the Company's Class A Scheme Creditors in March 2002, and these negotiations have concluded in an agreement to facilitate a reorganisation through the Scheme.

14.2 After considering the various options available to the Company in light of its insolvency, the Company sold its fund administration subsidiary, Hemisphere Management Ltd., in March 2002 for gross proceeds of US$114.6 million. The proceeds of sale, after expenses, were distributed in two tranches: 85% was paid to the Class A Scheme Creditors upon closing, and the remaining 15% paid to Class A Scheme Creditors in August 2002.

14.3 MRM Life Ltd. was sold in May 2002 for US$2.3 million. The proceeds of the MRM Life Ltd. asset sale, after payment of expenses, were distributed to the Class A Scheme Creditors.

14.4 The assets of Captive Resources LLC (the "CRI Asset Sale") were sold in June 2002 for gross proceeds of US$37.0 million. The proceeds of sale, after expenses, were initially held in the Escrow Account until 21st October 2002, after which date US$18.5 million was paid to the Class A Scheme Creditors in partial payment of their claims against the Company. After payment of funds sufficient to meet the liabilities of MSL, an indirect subsidiary of the Company, the proceeds from the CRI Asset Sale that remain in the Escrow Account will be disbursed in accordance with the terms of the Scheme.

14.5 A sale of Mutual Trust Management Ltd. ("MTM") has been agreed at a price of US$4.0 million. The proceeds of the MTM sale will be paid over a 6 1/2 year period on specified dates in tranches of $500,000. Payments made by the purchaser of MTM prior to the Effective Date will be paid into the Escrow Account for later distribution into the Funding Account. Payments made by the purchaser of MTM after the Effective Date will be paid directly into the Funding Account. It is intended that the proceeds of the MTM sale will be used to fund the Company's expenses going forward following the Effective Date of the Scheme. In the event the purchasers of MTM default on any of their payments to the Company and certain other expenses of the Company (including certain expenses incurred in connection with the negotiation of the Scheme), Services has agreed to make a limited recourse loan to the Company to fund the Funding Account in respect of that missed payment. See paragraph 22.1 for a more detailed description of the Funding Account.

15.    The Scheme

15.1 The purpose of the Scheme is to facilitate a reorganisation of the Company's debt by agreement among the Company and its creditors. There are three classes of Scheme Creditors, Class A, Class B and Class C.

       (a) Class A Scheme Claims consist of the claims of creditors (i) whose claims arise under that certain Credit Agreement dated 21st September 2000, as amended, among the Company, Bank of America, N.A., as administrative agent and the lenders party thereto or (ii) who are holders of the Company's 9 ?% Convertible Exchangeable Debentures due 2006. The claims of Class A Scheme Creditors are secured against the shares of each of the Company's direct subsidiaries (i.e. the principal assets of the Company) and certain other collateral. The Class A Scheme Creditors are entitled under their security to have their fees and expenses (including legal fees) reimbursed by the Company in the event that they are required to enforce their security. As more fully set forth in the Liquidation Analysis (Appendix 10) there would be no assets available to meet the claims of any other creditors of the Company if the Class A Scheme Creditors enforce their security. Notwithstanding the foregoing, the Class A Scheme Creditors have agreed to permit the holders of Class B Scheme Claims and Class C Scheme Claims to receive Distributions pursuant to the Scheme. Thus all unsecured creditors of the Company will receive a distribution under the Scheme.

       (b) Class B Scheme Claims consist of the claims of creditors who hold Zero Coupon Convertible Exchangeable Subordinated Debentures due 30th October 2015. Class B Scheme Claims are unsecured and subordinated to the claims of the Class A Scheme Creditors. However, during the course of negotiations with the Class A Scheme Creditors for this restructuring, the Class A Scheme Creditors agreed that Class B Scheme Creditors would have their current securities exchanged for new securities to be issued under the Scheme. The Class A Scheme Creditors would not agree to permit the Class B Scheme Creditors to receive payment in cash under the Scheme in respect of their claims.

       (c) Class C Scheme Claims comprise all claims against the Company other than Class A Scheme Claims and Class B Scheme Claims. Class C Scheme Claims are unsecured. The Class A Scheme Creditors agreed with the Company during the above-referenced negotiations, that Class C Scheme Creditors should receive cash for their current claims against the Company.

       The Company is aware of the following five broad categories of Class C Scheme Claims:

         (i) a claim by a vendor who provided information technology services for the Legion Companies;

         (ii) claims under guarantees of obligations of certain of the Company's subsidiaries;

         (iii) claims under legal actions by clients of subsidiary companies against the subsidiary, which name the Company as a defendant in their actions against the subsidiary;

         (iv) claims, or potential claims, arising from indemnities provided to present or former employees, directors and officers by the Company; and

         (v) class action shareholder and other lawsuits against the Company including an action brought by the Rehabilitator in respect of the alleged mismanagement of the Legion Companies by the Company and others.

       The Company believes that:

         (a) all of the claims listed in categories (iii) and (v) above; and

         (b) certain of the claims listed in the other categories

       are lacking in merit and has therefore ascribed no, or a nominal, value to such claims in its accounts. In addition, a nil or notional estimate has been given to such claims in calculating the amount of the Cash Account which has been set up to pay Allowed Scheme Claims of Class C Scheme Creditors. The Company reserves the right to review all claims (save for those of the Class A Scheme Creditors in the amounts set out in Appendix 13) as filed after the Bar Date and to refer to the Scheme Adjudicator any claim which the Company disputes.

15.2 Pursuant to the terms of the Scheme, the Class A Scheme Creditors will have their debt exchanged for a Pro Rata distribution of 74.7% of the shares of Services, on a fully diluted basis, together with other shares, warrants and loan notes as more specifically set out in paragraph 25 below. Each Class A Scheme Creditor will receive its Distributions as soon as practical after the Effective Date, but only after it has provided the Company with an Investor Representations Letter (an example of which is at Appendix 16). In addition, as a condition to the Scheme becoming effective, each Class A Scheme Creditor must execute and deliver the Release (substantially in the form of Appendix 15) and the Letter Agreement.

15.3 Each Class B Scheme Creditors who has an Allowed Scheme Claim will receive a Pro Rata distribution of US$14,970,257.00 of Series B Junior Convertible Preference Shares of Services convertible into 5.3% of the shares of Services on a fully diluted basis. Each Class B Scheme Creditor with an Allowed Scheme Claim will receive its Distribution as soon as practicable after all disputed Class B Scheme Claims are resolved in accordance with the adjudication procedures set forth in the Scheme. Each Class B Scheme Creditor will be required, however, to execute an Investor Representations Letter as a condition precedent to receiving Distributions in respect of its Allowed Scheme Claims an example of which is at Appendix 16. The Scheme provides that the occurrence of the Effective Date will automatically release the Company from any and all obligations the Company has to the Class B Scheme Creditors.

15.4 Each Class C Scheme Creditor with an Allowed Scheme Claim will receive a Pro Rata share of US$1,111,500.00, which will, on the Effective Date, be placed in the Cash Account from the Escrow Account, to fund Distributions on account of Class C Scheme Creditors with Allowed Scheme Claims. Such Distributions will occur as soon as practicable after all disputed Class C Scheme Claims are resolved in accordance with the adjudication procedures set forth in the Scheme. The Scheme provides that the occurrence of the Effective Date will automatically release the Company from any and all obligations the Company has to the Class C Scheme Creditors. The Company is presently of the view, based on the financial information available at this time and its estimates of the Class C Claims, that the amount set aside to pay Class C Scheme Claims will be sufficient to pay all Allowed Scheme Claims of Class C Scheme Creditors in full. This position may change prior to, or after the Scheme Meetings. In determining the value of Unascertained, Contingent, Disputed, Prospective or Unquantified Claims, the Company has sought legal and financial advice as to the merits of each claim and the costs of defending such a claim. To the extent that the actual amount of Class C Scheme Claims is higher than anticipated, Class C Scheme Creditors will receive less than full payment on their Allowed Scheme Claims.

15.5 The Scheme provides a mechanism for resolving Class B and Class C Scheme Claims which are Disputed, Contingent, Prospective, Unascertained and Unquantified. Class B and Class C Scheme Claims, if they cannot be agreed between the relevant Class B and Class C Scheme Creditor and the Company, will be referred to the Scheme Adjudicator for determination and quantification. The Scheme Adjudicator will arbitrate such dispute in accordance with the UNCITRAL Model Law for arbitrations. The Scheme also provides that all Class C Claims of an Affiliate of the Company in an amount of US$10,000 or more will be referred to the Scheme Adjudicator for review. The Scheme Adjudicator will be Tina L Brozman, the former Chief Judge of the United States Bankruptcy Court for the Southern District of New York.

15.6 The Scheme also provides that (a) the Company and the Class A Scheme Creditors and certain of their respective affiliates, will grant releases to the Company's present and former directors and officers; (b) the Class A Scheme Creditors will grant releases to the Company and certain of its affiliates (except with respect to certain existing obligations of MGL as modified by the Letter Agreement); and (c) the Company and certain of its affiliates will grant releases to the Class A Scheme Creditors and certain of their affiliates. The execution of the Release by the Class A Scheme Creditors is a condition precedent to the Scheme becoming effective and its terms will be substantially in the form of the draft to be found at Appendix 15 to the Scheme.

15.7 It is anticipated that once the reorganisation is complete, the Company will be solvent and continue to operate as a holding company. The Scheme will best facilitate the reorganisation of the Company. It is anticipated that the Company will continue to meet its day to day obligations from the Funding Account which is being established under the Scheme. The Funding Account will receive $4.0 million over a period of 6 1/2 years, which will be used to fund the Company's continuing operations, and may receive limited recourse loans from Services for additional amounts under certain circumstances. The claims of the Company's professionals incurred after the Effective Date in connection with the Scheme will be funded from another account, the Priority Cash Account, which will be funded on the Effective Date.

16. The Reasons for the Scheme

16.1 Due to certain defaults, the Class A Scheme Creditors have the right to require the Company to repay their obligations in full. If the Class A Scheme Creditors were to demand immediate repayment of amounts owed to them, the Company would be insolvent in that it would not be able to meet its liabilities as they fall due.

16.2 As stated above, the Class A Scheme Creditors have been in discussions with the Company for a number of months in an effort to reach a negotiated compromise and allow the Company to maximise the value of the underlying businesses and to divest itself of certain non-core assets. To this end certain of the Company's subsidiaries (or their assets) have been recently sold including: Hemisphere Management Ltd., Captive Resources LLC and MRM Life Ltd.

16.3 It is anticipated that after the restructuring, Services (which will then be owned principally by the Class A Scheme Creditors) will be in a position to function as a profitable entity.

16.4 Following the Effective Date of the Scheme the Company will act as a holding company and possess the following assets: an indirect ownership interest in the Legion Companies (owned through MRM (Holdings) Ltd), a 20% interest in Services, and the Funding Account. As set forth above and in paragraph 22.1 below, it is anticipated that the Funding Account will receive proceeds from the sale of MTM sufficient to meet the budgeted operating expenses of the Company for a maximum period of 5 years from the Effective Date. In addition, it is anticipated that, subject to regulatory approval, the Company will possess an indirect ownership interest in the IPC Companies.

17.    Creditor Considerations

17.1 In considering the Scheme, Scheme Creditors should take into account what is proposed by the Scheme and the alternatives to the Scheme.

17.2 If the Class A Scheme Creditors demanded the immediate repayment of the debt owed to them, the Company would be insolvent. As a result, the Company sought and obtained legal advice as to its duties. Based on this advice, and after consultation with the Company's financial advisors, the Company concluded that the only alternative to the Scheme would be a liquidation. The Company cannot meet its obligations to Class A Scheme Creditors at this time and in light of the uncertainties facing the Company and the MRM Group as a whole, the Board is not satisfied that if the Company continues to trade (through its subsidiaries) that it will become solvent.

17.3 The Class A Scheme Creditors have informed the Company that they are not prepared to allow the Company to continue to operate Services and its profitable subsidiaries under the existing circumstances and corporate structure. They have made it clear that significant changes are required in order to achieve maximum value from the financial services companies owned, directly or indirectly, by Services.

17.4 If the Company is forced to liquidate at this time, the return to all creditors will be considerably less than that which they will receive under the Scheme. In addition, the costs of the liquidation would likely be high given the complexity of the MRM Group. The liquidation analysis (using a hypothetical liquidation date of 30th November 2002 which is at Appendix 10) illustrates the anticipated return to creditors in the event of an immediate liquidation. The liquidation analysis shows that all classes of creditors will receive less in a liquidation than they will receive under the Scheme. In particular, the Class A Scheme Creditors will receive all of the value derived from the Company (which will be substantially less in a liquidation) while Class B and Class C Scheme Creditors will receive no distributions.

17.5 The Scheme, on the other hand, provides for Distributions to all Class A Scheme Creditors and all Class B and Class C Scheme Creditors with Allowed Scheme Claims, either in cash, a new debt instrument or equity. In addition, new management for Services and its underlying companies may provide the stability that is required in order to maintain those businesses as profitable entities. At the same time, the Company will continue to have an interest in Services (20% of the total common voting shares) in addition to its interest in any residual value in the Legion Group.

17.6 In order to ensure that the benefit of certain recoveries remains available to the Company, and further to ensure that the Class A Scheme Creditors (who, along with the Class B Scheme Creditors, will have a continuing interest in Services, and also, in the case of Class A Scheme Creditors, in the Company) do not receive value in excess of that which is contemplated by the proposed Scheme, the Company has taken the following steps:

     (a) In the event any Class A Scheme Creditor recovers a cash payment directly from MGL on the MGL Obligations (as such term is defined in the Letter Agreement which is available for inspection at the offices of the Company), the amounts owed under the New Senior Notes or the Services Series A Preferred Shares will be correspondingly reduced. Any amounts or property recovered in excess of the amounts owed under the MGL Obligations (through an insolvency proceeding of MGL or otherwise) will be remitted to the Company.

     (b) Four subsidiaries of Services (the "Creditor Companies") are owed certain sums by either MRM Holdings or MGL, which sums aggregate to approximately US$4.8 million (the "Creditor Company Debt"). Two of these four subsidiaries are IPC Insurance Companies, which may be transferred to MRM Holdings if regulatory approval is obtained. If any Creditor Company, while as a subsidiary of Services, recovers amounts in excess of its applicable Creditor Company Debt (through an insolvency proceeding of MRM Holdings or MGL or otherwise), such Creditor Company will dividend such excess amounts to either Services or MSL, as the case may be, subject to applicable law, to prepay the New Senior Notes or redeem the Services Series A Preferred Shares. After the New Senior Notes and Services Series A Preferred Shares are no longer outstanding, any excess amounts or property will be remitted to the Company.

     (c) If any of the cash amounts received by MRM Holdings or MGL resulted from certain kinds of recoveries from the Legion Companies, and no default, event of default or voting rights triggering event has occurred and is continuing under the MRM Series C Preferred Shares, Services Series A Preferred Shares or New Senior Notes, as applicable, then MRM Holdings or MGL, as the case may be, may retain 5% of those amounts in excess of US$100 million, which retained amount, (i) in the case of MGL, will be paid to the Company in accordance with applicable law, including as applicable, the payment in full of its liabilities to its creditors other than the creditors in respect of the MGL Obligations, and (ii) in the case of MRM Holdings, may be used as it deems appropriate, including without limitation, the payment of dividends in accordance with applicable law after the payment in full of its liabilities to its creditors. The Class A Scheme Creditors and the Creditor Companies will waive and disclaim any and all rights to such retained amount. The US$100 million threshold may be subject to reduction under certain limited circumstances.

     (d) The terms of this arrangement have been set out in the Letter Agreement and the execution of which Letter Agreement is a pre-condition to the Scheme becoming effective. A copy of this Letter Agreement is available for inspection at the offices of the Company.

18. The Company's Recommendation

18.1 The Company has considered carefully the options available to Scheme Creditors and the impact of the Scheme on Scheme Creditors. If the Scheme is not approved, in the absence of a suitable alternative, the only option is a compulsory liquidation of the Company. In the present circumstances, the Company believes that it is in the interests of the Scheme Creditors to vote in favour of the Scheme.

PART IV:     SUMMARY OF THE MAIN PROVISIONS OF THE SCHEME

19.  Introduction

This Part IV of the Explanatory Statement contains a brief summary of the material provisions of the Scheme, but to the extent of any inconsistency, the text of the Scheme will prevail. All Scheme Creditors should read and review the Scheme in its entirety before voting on the Scheme.

20.  Purpose of the Scheme

The purpose of the Scheme is to facilitate a reorganisation and restructuring of the Company's existing debt. Save as expressly stated otherwise, the reorganization will result in a release of the Company and Third Parties (as defined in the Scheme) from all liability from the Scheme Creditors in respect of that debt.

21.  The Escrow Account

21.1 Any cash in the Company's accounts on the Effective Date will initially be paid into the Escrow Account. Funds held in the Escrow Account on the Effective Date will then be disbursed as follows:

     (a) any funds in the Escrow Account derived from the proceeds of sale of MTM will be paid into the Funding Account;

     (b) the Cash Account will be funded to a value of US$1,111,500.00;

     (c) the Priority Cash Account will be funded to a value of US$3,231,230;
     and

     (d) thereafter, the funds remaining in the Escrow Account will be paid to Class A Scheme Creditors.

21.2 Any funds remaining in (i) the Cash Account after payment of Allowed Scheme Claims of Class C Scheme Creditors; (ii) the Priority Cash Account after payment of all Priority Claims; and/or (iii) the Funding Account upon the termination thereof, will be paid to Class A Scheme Creditors.

22.  The Funding Account

22.1 The Funding Account will be used to provide cash to the Company so that it can continue its operations for a budgeted period of up to five years after the Effective Date. The Funding Account will be established and funded after the Effective Date from the proceeds from the sale of MTM. It is anticipated that the Funding Account will receive US$4 million payable on specified dates over 6 1/2 years from the sale of MRM. Services has agreed that in the event that the purchasers of MTM default on any of their payments (or should the initial payment have not been made on or before the Effective Date), that Services will make a limited recourse loan payment to the Funding Account in respect of that missed payment, and in return will be entitled as assignee to pursue the purchasers of MTM for that amount. Services has further agreed to make similar limited recourse loans up to an aggregate amount of US$1.0 million to assist the Company in paying any indemnification obligations to present and former officers and directors of the Company in accordance with clause 12 of the Scheme. Repayment by the Company of such loan will not be required or demanded except to the extent the payments due from the purchaser (or in any subsequent sale) of MTM are actually received by the Company and actually exceed the amounts necessary to fund the expense of the Company. The nature of these limited recourse loans will ensure that the Company's solvency is not affected by the existence of the obligation to repay Services, as such obligation will arise only in circumstances where the Company has sufficient assets to meet such obligation. In the event that Services is able to collect some or all of the relevant amount directly from the purchasers of MTM (or in any subsequent sale), the loan will be reduced to the extent of the amount collected.

23.  The Priority Account

23.1 The Priority Account will be funded on the Effective Date in the amount of US$3,231,230. The Priority Account will be used to fund the fees of (a) the Company's professionals for services provided after the Effective Date in connection with the Scheme; (b) such of the fees of Greenhill that are deemed to have accrued to Greenhill prior to the Effective Date and which have not been paid prior to the Effective Date; and (c) the Scheme Adjudicator and any professionals retained by the Scheme Adjudicator. Such fees and expenses will be paid on the Effective Date and thereafter as they become due following the Effective Date If the amount in the Priority Cash Account is insufficient to meet the reasonable fees of the Company's professionals and/or the Scheme Adjudicator, Services will fund any shortfall. To the extent there is a dispute over the reasonableness of the fees and expenses as it relates to one or more of the Company's professionals and that dispute cannot be resolved between the parties, the dispute will be referred to the Scheme Adjudicator for resolution. Professional fees incurred up to the Effective Date will be paid by the Company before the Effective Date.

24.  The Cash Account

24.1 The Cash Account will be funded on the Effective Date in the amount of US$1,111,500, and shall be used to make Distributions to Class C Scheme Creditors with Allowed Scheme Claims. This amount is an estimate of the total value of the claims of Class C Scheme Creditors. It has been calculated by reference to the value attributed to claims against the Company and which the Company believes are likely to be Allowed Class C Scheme Claims, and are therefore carried in the Company's books.

25.  Distributions to Scheme Creditors

25.1 The Scheme provides that in consideration for releasing the Company and Third Parties from their obligations to all of the Scheme Creditors, which release will be automatic upon the Effective Date, Scheme Creditors will receive the Distributions set out below in accordance with the terms of the Scheme.

25.2 After the Effective Date, and upon receipt of the Investor Representations Letter (Appendix 16 to the Scheme), each Class A Scheme Creditor holding an Allowed Scheme Claim will receive the following distributions:

          (a)  From the Company

               - a Pro Rata distribution of Series C Preferred Shares of the Company with an aggregate initial liquidation preference of US$209.6 million;

               - a Pro Rata distribution of Immediately Exerciseable Warrants to purchase 7,348,092 common voting shares of the Company (representing 15% of the total equity of the Company on a fully diluted basis);

          - a Pro Rata distribution of Series D Preferred Shares of the Company providing voting rights with respect to the Company's common shares as if the Immediately Exercisable Warrants referred to above had been exercised. These Series D Preferred Shares will have no liquidation preference, and upon the exercise of the Immediately Exercisable Warrants will automatically be redeemed for no consideration; and

          - a Pro Rata distribution of the Escrow Account after payments, as appropriate, to the Funding Account, Priority Cash Account and Cash Account.

          (b)  From Services

               - a Pro Rata distribution of 44,800 shares representing 74.7% of the total common voting shares of Services on a fully diluted basis;

                    - a Pro Rata distribution of New Senior Notes issued by Services and MSL, or, at the Company's election (after consultation with the holders of the Class A Scheme Creditors who after the Effective Date would constitute the Required Lenders), solely by Services, pursuant to the New Term Loan Agreement in the aggregate principal amount of US$35 million;

         - a Pro Rata distribution of Series A Preferred Shares in Services with an aggregate liquidation preference of US$174.6 million.

      25.2.1 The Company's Series C Preferred Shares, Services' Series A Preferred Shares and the New Senior Notes will trade as a unit. Amounts paid in cash in respect of the Company's Series C Preferred Shares will reduce the amounts owed under Services' Series A Preferred Shares or New Senior Notes, and amounts paid in cash in respect of either the Services' Series A Preferred Shares or New Senior Notes will reduce the amounts owed in respect of the Company's Series C Preferred Shares. The Company's Immediately Exerciseable Warrants and Series D Preferred Shares will trade as a unit. The terms of the underlying documentation in relation to these Distributions are in the Appendices to the Scheme, which are either attached to the Scheme or are available for inspection at the offices of the Company.

     25.2.2. For the purpose of qualifying for an exemption from the registration requirements of the US Securities Act 1933 as amended, provided by section 3(a)(10) thereof, with respect to the Series C Preferred Shares of the Company, the Immediately Exerciseable Warrants, the Series D Preferred Shares of the Company, the Series A Preferred Shares of Services, the common shares of Services and the Junior Convertible Preferred Stock to be issued pursuant to the Scheme, the Company, on behalf of itself and Services, will advise the Court that its sanctioning of the Scheme will be relied upon by the Company, and Services, as an approval of the Scheme following a hearing on its fairness to the Class A and Class B Scheme Creditors, at which hearing all such Class A and Class B Scheme Creditors are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such creditors.

25.3 The costs incurred by the Class A Scheme Creditors during the course of the negotiations leading up to the Scheme were paid by the Company. As set out in paragraph 15.1 above, the claims that give rise to the Class A Scheme Claims are secured, including provision for reimbursement of legal expenses to enforce security rights. In the circumstances, the negotiations for the reorganization provided for the payment of these costs in full prior to or upon the Effective Date. It is believed that the total legal costs which will have been paid will be approximately US$1.5 million.

25.4 After (a) the Bar Date; (b) the final agreement or adjudication of all Class B Scheme Claims; and (c) receipt of executed Investor Representation Letters substantially in the form appearing at Appendix 16 to the Scheme, the Class B Scheme Creditors with Allowed Scheme Claims will receive the following Distributions:

         - a Pro Rata distribution of US$14,970,257.00 of Series B Junior Convertible Preferred shares in Services convertible into 3,200 common shares representing 5.3% of the common voting shares of Services on a fully diluted basis.

25.5 After the Bar Date and following the final agreement or adjudication of all Class C Scheme Claims, Class C Scheme Creditors holding Allowed Scheme Claims will receive the following Distribution:

         - a Pro Rata distribution of the cash in the Cash Account; provided however, that no Class C Scheme Creditor will receive more than 100% of the aggregate value of its Allowed Scheme Claim.

26. Releases by Scheme Creditors

26.1 Except as provided below, the occurrence of the Effective Date will operate as an automatic release by Scheme Creditors of their Scheme Claims against the Company, its present and former officers and directors, liquidators assigns and/or successors in title. Scheme Creditors will no longer have any claims of any description against the Company or such persons upon the occurrence of the Effective Date. Notwithstanding the foregoing, nothing in the Scheme will alter the right of Class A Scheme Creditors to pursue any right to payment from Mutual Group, Ltd. in respect of its existing obligations to the Class A Scheme Creditors, as modified by the Letter Agreement. For the purpose of preserving those rights of the Class A Scheme Creditors, Mutual Group, Ltd. will appear by counsel at the hearing to consider the sanction of the Scheme, and undertake to the Court to be bound by the Scheme, unless specifically waived by the Class A Scheme Creditors.

26.2 Additionally, it is a condition precedent to the effectiveness of the Scheme that each Class A Scheme Creditor execute and deliver both the Release in substantially the form appearing in Appendix 15 to the Scheme and the Letter Agreement in substantially the form which is available for inspection at the offices of the Company.

27.    Bar Date

27.1 The Scheme imposes a Bar Date on Class B and Class C Scheme Creditors for filing claims against the Company. The Bar Date is 45 days after the Effective Date. Following the Effective Date, all known Class B and Class C Scheme Creditors will be notified in writing at their last known address of the Bar Date and provided with a Distribution Claim Form for completion and return on or before the Bar Date. The Bar Date will also be advertised in the same publications as were used to publicise the Scheme Meetings. All Class B and Class C Scheme Creditors must file a Distribution Claim Form on or before the Bar Date if they are to be considered for participation in Distributions under the Scheme. Failure to file a Distribution Claim Form by the Bar Date will result in the automatic extinguishment of any liability the Company may have to that Class B and/or Class C Scheme Creditor.

27.2 To file a Class B and/or Class C Scheme Claim before the Bar Date, Class B and Class C Scheme Creditors must complete the Distribution Claim Form in accordance with the instructions appearing on that form.

27.3 The Company may, in the exercise of its absolute and unfettered discretion, accept a Distribution Claim Form after the Bar Date if it believes that an injustice will otherwise be done. However, no Distribution Claim Forms will be accepted after Distributions are made to Class B and/or Class C Scheme Creditors under the Scheme.

28.    Stay of Proceedings

28.1 The Scheme provides that all actions against the Company shall be stayed after the Effective Date and in addition, it is intended that there will be a permanent injunction sought in the Bankruptcy Court under Section 304 of the United States Bankruptcy Code to prevent creditors from bringing proceedings against the Company or its assets in that jurisdiction or against the Company's assets.

29.    Scheme Adjudication Procedure

29.1 The Scheme provides that any Class B or Class C Scheme Claim which is Contingent, Prospective, Disputed, Unascertained or Unquantified shall, if it cannot be agreed with the Company within 14 days of the Bar Date, be referred to the Scheme Adjudicator for resolution. That time period can be extended by agreement between the Company and the relevant Scheme Creditor (with the consent of the holders of Class A Scheme Claims who after the Effective Date would constitute the Required Lenders under the New Term Loan Agreement). In addition, any Class C Scheme Claim by an Affiliate in excess of US$10,000, will be referred to the Scheme Adjudicator immediately after the Bar Date. The Scheme Adjudicator will then be required to consider the referred Class B and/or Class C Scheme Claims to determine what proportion of the amount claimed, if any, will constitute an Allowed Scheme Claims. The Scheme delineates in clause 4 the information that the Scheme Adjudicator can rely upon and her powers in requesting further information or evidence.

29.2 The arbitrations in respect of those Class B or Class C Scheme Claims referred to the Scheme Adjudicator will be conducted under the UNCITRAL Model Law (save as to where the Scheme provides otherwise), with the seat of arbitration to be determined by the Scheme Adjudicator.

29.3 In addition, the Scheme Adjudicator will be entitled to retain professionals to advise and assist her in her deliberations on those Class B or Class C Scheme Claims referred to her. The costs of the Scheme Adjudicator and such professionals will be paid by the Company as Priority Claims.

29.4   The scheme adjudication process is intended, in so far as

       Bermuda law allows, to deal finally with all Class B and Class C Scheme Claims submitted in connection with the Scheme. The decision of the Scheme Adjudicator is final and not subject to appeal unless such an appeal is not prohibited by the UNCITRAL Model Law.

29.5 The Scheme Adjudicator, and any professionals she retains to advise and assist her, will be indemnified by the Company under the terms of the Scheme for all acts and omissions other than acts of fraud and dishonesty.

29.6 As set forth above, the initial Scheme Adjudicator will be Tina L Brozman. She is a partner in the New York office of Bingham McCutchen LLP and former Chief Judge of the United States Bankruptcy Court for the Southern District of New York. In the event that Ms Brozman is not able, by reason of conflict or otherwise, to consider a particular Class B or Class C Scheme Claim, the Company will appoint a replacement Scheme Adjudicator with sufficient qualifications to assume the role of Scheme Adjudicator, to determine that particular Class B or Class C Scheme Claim. The Scheme provides for Ms Brozman's permanent replacement in the event of her death or resignation.

30. Administration of the Scheme

The Scheme will be administered by the Company. The Scheme provides that the present and former officers and the directors will be indemnified by the Company for all acts and omissions other than acts amounting to fraud and dishonesty. This indemnification is on the same terms of the indemnification afforded to the officers and directors in the Company's bye-laws.

31. Modifications to the Scheme

The Company may, at any hearing of the Bermuda Court to sanction the Scheme, consent on behalf of all interested parties to any modifications to the Scheme or any terms or conditions which the Court may think fit to approve or impose, so long as they do not materially affect the Scheme and the rights of the Scheme Creditors under the Scheme.

32. Termination of the Scheme

The Scheme shall terminate upon completion of all Distributions by the Company and Services, save that the undertakings of Services and Mutual Group Ltd. to comply with their obligations under the Scheme will continue. For the avoidance of doubt, the termination of the Scheme shall not affect actions of the Company and the Scheme Creditors already taken as a result of the implementation of the Scheme.

PART V:           DEFINITIONS

33. Definitions and Interpretation

33.1 In the Explanatory Statement, unless the context otherwise requires, the expressions defined in Appendix 1 to the Scheme shall have the meanings specified therein.

33.2 Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of the Scheme.

33.3 In the Explanatory Statement, unless the context otherwise requires:

   33.3.1 references to parts and clauses are to be construed as references to the parts and clauses of the Scheme and references to Appendices are to be construed as references to the Appendices to the Scheme;

   33.3.2 references to (or to any provision of) the Explanatory Statement shall be construed as references to the Explanatory Statement or that provision as in force for the time being and as amended in accordance with its terms;

   33.3.3 words importing the plural shall include the singular and vice versa, and the masculine, feminine or neuter gender shall each include the other genders;

   33.3.4 references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

   33.3.5 references to any enactment or statutory instrument shall be to such enactment or statutory instrument as amended and in force on the date of this document; and

   33.3.6 references to a period of time measured by days shall be deemed not to include the date on which notice is given but shall be deemed to include weekends and public holidays which fall within the period of time in question provided that the period should not commence or end on a weekend or public holiday but on the next Business Day thereafter.